Exhibit 99.1

MasterBrand Reports Fourth Quarter and Full Year 2022 Financial Results

●	4Q and full year 2022 net sales increased 5% and 15% year-over-year to $784.4 million and $3.3 billion, respectively

●	4Q and full year 2022 net income were $15.4 million and $155.4 million, respectively

●	4Q and full year 2022 adjusted EBITDA* increased 47% and 29% year-over-year to $97.8 million and $411.4 million, respectively

●	Full year operating cash flow was $235.6 million with free cash flow* of $179.7 million

●	Introduces 2023 financial outlook

JASPER, Ind.--(BUSINESS WIRE)--Mar. 7, 2023-- MasterBrand, Inc. (NYSE: MBC, the “Company”, or “MasterBrand”), the largest residential cabinet manufacturer in North America, today announced fourth quarter and full year 2022 financial results.

“I am pleased with our strong finish in 2022, with another quarter of solid financial and operational performance,” said Dave Banyard, President and Chief Executive Officer. “The team delivered year-over-year net sales growth and adjusted EBITDA* margin expansion in the fourth quarter. Our culture, centered on the established tools of The MasterBrand Way, enables us to continue delivering on our strategy. We made tangible progress on our three key initiatives, Align to Grow, Lead through Lean and Tech Enabled, which gives us confidence in our ability to continue to create value for all stakeholders in a challenging market.”

Fourth Quarter 2022

Net sales were $784.4 million, compared to $744.8 million in the fourth quarter of 2021, an increase of 5%. Gross profit was $215.0 million, compared to $187.9 million in the comparable period of the prior year, an increase of 14%. Gross profit margin expanded 220 basis points to 27.4%, compared to 25.2% in the fourth quarter of 2021.

Net income was $15.4 million, compared to $35.2 million in the fourth quarter of 2021, a decrease of 56%, primarily due to separation costs, inclusive of net cost savings as a standalone public company, of $25 million, restructuring charges and restructuring-related items of $21 million and trade name impairments of $20 million in the quarter. Diluted net income per share was $0.12, compared to pro forma diluted net income per share* of $0.27 in the comparable period of the prior year. Adjusted diluted earnings per share* were $0.52, compared to adjusted pro forma diluted earnings per share* of $0.32 in the same period last year.

Adjusted EBITDA* was $97.8 million, compared to $66.7 million in the fourth quarter of 2021. Adjusted EBITDA* margin expanded 350 basis points to 12.5%, compared to 9.0% in the comparable period of the prior year.

*	See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

Full Year 2022

Net sales were $3.3 billion, compared to $2.9 billion in 2021, an increase of 15%. Gross profit was $940.5 million, compared to $783.9 million in the prior year, a 20% increase. Gross profit margin expanded 120 basis points to 28.7%, compared 27.5% in 2021.

Net income was $155.4 million, compared to $182.6 million in 2021, a decrease of 15%, primarily due to separation costs, inclusive of net cost savings as a standalone public company, of $60 million, trade name impairments of $46 million and restructuring charges and restructuring-related items of $38 million in the year. Diluted earnings per share were $1.20, compared to pro forma diluted earnings per share* of $1.43 in the prior year. Adjusted diluted earnings per share* were $2.02, compared to adjusted pro forma diluted earnings per share* of $1.56 last year.

Adjusted EBITDA* was $411.4 million, compared to $318.1 million in 2021. Adjusted EBITDA* margin expanded 150 basis points to 12.6%, compared to 11.1% in the prior year.

Balance Sheet and Cash Flow

At the end of 2022, the Company had $101.1 million in cash and $265 million of availability under its revolving credit facility. Net debt* was $877.9 million and net debt to adjusted EBITDA* was 2.1x.

Full year operating cash flow was $235.6 million, compared to $148.2 million last year. Free cash flow* was $179.7 million, compared to $96.6 million last year.

2023 Financial Outlook

For full year 2023, the Company expects:

●	Net sales year-over-year decline of mid teens, based on market declines of low teens

●	Adjusted EBITDA* in the range of $305 million to $335 million, with related adjusted EBITDA* margins of roughly 11 to 12 percent

The Company expects to continue outperforming the underlying market. Year-over-year net sales performance will be impacted by lower backlog at the beginning 2023 than the prior year due to strong service and delivery in 2022.

“As we progress through 2023, we are focused on driving growth and cost savings by leveraging our uniquely flexible operating platform,” said Andi Simon, Executive Vice President and Chief Financial Officer. “The MasterBrand Way and our strategic transformation have positioned us to manage a dynamic macroeconomic environment. Coupled with balance sheet flexibility to invest in the business and our strategic initiatives, we believe we are ideally situated to deliver strong financial results in the near-term as well as our long-term goals discussed at our recent investor day.”

*	See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

Conference Call Details

The Company will hold a live conference call and webcast at 4:30 p.m. ET to discuss the financial results and business outlook. Telephone access to the live call will be available at (877) 407-4019 (U.S.) or by dialing (201) 689-8337 (international). The live audio webcast can be accessed on the “Investors” section of the MasterBrand website www.masterbrand.com.

A telephone replay will be available approximately one hour following completion of the call through March 21, 2023. To access the replay, please dial 877-660-6853 (U.S.) or 201-612-7415 (international). The replay passcode is 13735627. An archived webcast of the conference call will also be available on the "Investors" page of the company's website.

Non-GAAP Financial Measures

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, certain non-GAAP financial measures as defined under SEC rules have been included. It is our intent to provide non-GAAP financial information to enhance understanding of our financial information as prepared in accordance with GAAP. Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with GAAP. Our methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.

We use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating income, adjusted earnings per share, free cash flow, and net debt, which are all non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We evaluate the performance of our business based on income before income taxes, but also look to EBITDA as a performance evaluation measure because interest expense is related to corporate functions, as opposed to operations. For that reason, we believe EBITDA is a useful metric to investors in evaluating our operating results. Adjusted EBITDA is calculated by removing the impact of non-operational results and special items from EBITDA. Adjusted operating income is calculated by removing the impact of non-operational results and special items from operating income. Adjusted earnings per share is a measure of our diluted earnings per share excluding non-operational results and special items. These non-GAAP measures are useful to investors as they are representative of our core operations and are used in the management of our business, including decisions concerning the allocation of resources and assessment of performance.

Free cash flow is defined as cash flow from operations less capital expenditures. We believe that free cash flow is a useful measure to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of our business strategy, and is used in the management of our business, including decisions concerning the allocation of resources and assessment of performance. Net debt is defined as total balance sheet debt less cash and cash equivalents. We believe this measure is useful to investors as it provides a measure to compare debt less cash and cash equivalents across periods on a consistent basis.

As required by SEC rules, see the financial statement section of this earnings release for detailed reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure. We have not provided a reconciliation of our fiscal 2023 adjusted EBITDA guidance because at this time we cannot reasonably predict or quantify many of the adjustments that will ultimately constitute the primary differences between our fiscal 2023 adjusted EBITDA on the one hand and our fiscal 2023 EBITDA and GAAP net income on the other. Accordingly, a reconciliation of such measure is not available without unreasonable effort.

About MasterBrand:

MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 4,500 dealers, major retailers and builders. MasterBrand employs over 13,600 associates across more than 20 manufacturing facilities and offices. Additional information can be found at www.masterbrand.com.

*	See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

Forward Looking Statements:

This Press Release contains “forward-looking statements” regarding business strategies, market potential, future financial performance, and other matters. Statements preceded by, followed by or that otherwise include the word “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. These factors include those listed under “Risk Factors” in our Form 10 and other filings with the SEC.

The forward-looking statements included in this document are made as of the date of this Press Release and, except pursuant to any obligations to disclose material information under the federal securities laws, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this Press Release.

Some of the important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements include:

○	Our ability to develop and expand our business;

○	Our anticipated financial resources and capital spending;

○	Our ability to manage costs;

○	The impact of our dependence on third parties with respect to sourcing our raw materials;

○	Our ability to accurately price our products;

○	Our anticipated future revenues and expectations of operational performance;

○	The effects of competition and consolidation of competitors in our industry;

○	Costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws;

○	The effect of climate change and unpredictable seasonal and weather factors;

○	Failure to realize the anticipated benefits of the separation from Fortune Brands;

○	Conditions in the housing market in the United States and Canada;

○	The expected strength of our existing customers and consumers;

○	Worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis;

○	Unfavorable or unexpected effects of the distribution and separation from Fortune Brands;

○	The effects of the COVID-19 pandemic or another public health crisis or other unexpected event; and

○	Other statements contained in this Press Release regarding items that are not historical facts or that involve predictions.

Investor Relations:

Investorrelations@masterbrand.com

Media Contact:

Media@masterbrand.com

Source: MasterBrand, Inc.

*	See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	13 Weeks Ended		52 Weeks Ended
	December 25,	December 26,	December 25,	December 26,
(In millions, except per share amounts)	2022	2021	2022	2021
NET SALES	$784.4	$744.8	$3,275.5	$2,855.3
Cost of products sold	569.4	556.9	2,335.0	2,071.4
GROSS PROFIT	215.0	187.9	940.5	783.9
Gross Profit Margin	27.4%	25.2%	28.7%	27.5%
Selling, general and administrative expenses	161.3	136.7	648.5	527.6
Amortization of intangible assets	4.0	4.5	17.2	17.8
Asset impairment charges	20.4	—	46.4	—
Restructuring charges	14.2	1.2	25.1	4.2
OPERATING INCOME	15.1	45.5	203.3	234.3
Related party interest income, net	(5.6)	(1.3)	(12.9)	(4.6)
Interest expense	2.2	—	2.2	—
Other (income) expense, net	(0.9)	0.5	0.6	0.6
Income before taxes	19.4	46.3	213.4	238.3
Income tax expense	4.0	11.1	58.0	55.7
NET INCOME	$15.4	$35.2	$155.4	$182.6
Weighted average shares outstanding
Basic	128.0	128.0	128.0	128.0
Diluted	129.1	128.0	129.1	128.0
Earnings per share
Basic	$0.12	$0.27	$1.21	$1.43
Diluted	$0.12	$0.27	$1.20	$1.43

SUPPLEMENTAL INFORMATION - QTD
(Unaudited)
	13 Weeks Ended
	December 25,	December 26,
(In millions, except per share amounts and percentages)	2022	2021
1. Reconciliation of Net Income to EBITDA to ADJUSTED EBITDA
Net income (GAAP)	$15.4	$35.2
Related party interest income, net	(5.6)	(1.3)
Interest expense	2.2	—
Income tax expense	4.0	11.1
Depreciation expense	12.2	10.3
Amortization expense	4.0	4.5
EBITDA (Non-GAAP Measure)	$32.2	$59.8
[1] Net cost savings as standalone company	12.8	5.5
[2] Separation costs	11.7	—
[3] Restructuring charges	14.2	1.2
[4] Restructuring-related items	6.3	0.2
[5] Asset impairment charges	20.4	—
[6] Recognition of actuarial gains	0.2	—
Adjusted EBITDA (Non-GAAP Measure)	$97.8	$66.7

2. Reconciliation of Net Income to Adjusted Net Income
Net Income (GAAP)	$15.4	$35.2
[1] Net cost savings as standalone company	12.8	5.5
[2] Separation costs	11.7	—
[3] Restructuring charges	14.2	1.2
[4] Restructuring-related items	6.3	0.2
[5] Asset impairment charges	20.4	—
[6] Recognition of actuarial gains	0.2	—
[7] Income tax impact of adjustments	(13.5)	(1.6)
Adjusted Net Income (Non-GAAP Measure)	$67.5	$40.5

3. Earnings per Share Summary
Diluted EPS (GAAP)	$0.12	$0.27
Impact of adjustments	$0.40	$0.05
Adjusted diluted EPS (Non-GAAP Measure)	$0.52	$0.32

Weighted average diluted shares outstanding	129.1	128.0

4. Profit Margins
Net Sales	$784.4	$744.8
Gross Profit	$215.0	$187.9
Gross Profit Margin %	27.4%	25.2%
Adjusted EBITDA Margin %	12.5%	9.0%

SUPPLEMENTAL INFORMATION - YTD
(Unaudited)
	52 Weeks Ended
	December 25,	December 26,
(In millions, except per share amounts and percentages)	2022	2021
1. Reconciliation of Net Income to EBITDA to ADJUSTED EBITDA
Net income (GAAP)	$155.4	$182.6
Related party interest income, net	(12.9)	(4.6)
Interest expense	2.2	—
Income tax expense	58.0	55.7
Depreciation expense	47.3	44.4
Amortization expense	17.2	17.8
EBITDA (Non-GAAP Measure)	$267.2	$295.9
[1] Net cost savings as standalone company	44.4	14.3
[2] Separation costs	15.4	—
[3] Restructuring charges	25.1	4.2
[4] Restructuring-related items	12.7	3.7
[5] Asset impairment charges	46.4	—
[6] Recognition of actuarial gains	0.2	—
Adjusted EBITDA (Non-GAAP Measure)	$411.4	$318.1

2. Reconciliation of Net Income to Adjusted Net Income
Net Income (GAAP)	$155.4	$182.6
[1] Net cost savings as standalone company	44.4	14.3
[2] Separation costs	15.4	—
[3] Restructuring charges	25.1	4.2
[4] Restructuring-related items	12.7	3.7
[5] Asset impairment charges	46.4	—
[6] Recognition of actuarial gains	0.2	—
[7] Income tax impact of adjustments	(39.2)	(5.2)
Adjusted Net Income (Non-GAAP Measure)	$260.4	$199.6

3. Earnings per Share Summary
Diluted EPS (GAAP)	$1.20	$1.43
Impact of adjustments	$0.82	$0.13
Adjusted diluted EPS (Non-GAAP Measure)	$2.02	$1.56

Weighted average diluted shares outstanding	129.1	128.0

4. Profit Margins
Net Sales	$3,275.5	$2,855.3
Gross Profit	$940.5	$783.9
Gross Profit Margin %	28.7%	27.5%
Adjusted EBITDA Margin %	12.6%	11.1%

5. Reconciliation of Operating Income to Adjusted Operating Income [8]	See Tickmark [8] on next page

TICK LEGEND:

[1] Our historical consolidated financial statements include expense allocations for certain corporate functions performed on our behalf by Fortune Brands, including information technology, finance, executive, human resources, supply chain, internal audit and legal services. As a standalone public company, we expect that the costs we incur on a standalone basis for such expenses previously allocated to us by Fortune Brands and new costs relating to our public company reporting and compliance obligations will be less than the expense allocations from Fortune Brands within our historical financial statements.

The costs of MasterBrand we plan to incur are based on our expected organizational structure and expected cost structure as a standalone company. In order to determine the impact of the synergies and dissynergies, MasterBrand prepared a detailed assessment of personnel costs based on the estimated resources and associated costs required as a baseline to stand up MasterBrand as a standalone company.

In addition to personnel costs, estimated nonpersonnel third party support costs in each function were considered, which included business support functions and corporate overhead charges previously shared with Fortune Brands. Estimated non personnel third party support costs were determined by estimating third party spend in each function, and include the costs associated with outside services supporting information technology, finance, executive, human resources, supply chain, internal audit and legal services. This process was used by all functions resulting in expected net cost savings when compared to the corporate allocations included in the historical financial statements.

[2] Separation costs represent one-time costs incurred directly by MasterBrand related to the separation from Fortune Brands.

[3] Restructuring charges are nonrecurring costs incurred to implement significant cost reduction initiatives and include workforce reduction costs.

[4] Restructuring-related items include charges or gains directly related to restructuring initiatives that cannot be reported as restructuring under GAAP. Such costs may include losses on disposal of inventories, trade receivables allowances from exiting product lines, accelerated depreciation expense, write off of displays from exiting a customer relationship and the losses on the sale of closed facilities.

[5] The quarter ended and year ended December 25, 2022, includes $20.4 million and $46.4 million, respectively, of pre-tax impairment charges related to impairments of indefinite lived trade names.

[6] We exclude the impact of actuarial gains and losses related to our defined benefit pension plan and other postretirement benefit plans as they are not deemed indicative of future operations.

[7] In order to calculate Adjusted net income, each of the items described in Items [1] - [6] above were tax effected based upon the effective tax rates for the respective periods. The effective tax rate was calculated by dividing income tax expense by income before taxes for the respective periods.

	13 Weeks Ended		52 Weeks Ended
	December 25,	December 26,	December 25,	December 26,
	2022	2021	2022	2021
Income taxes (a)	$4.0	$11.1	$58.0	$55.7
Income before taxes (b)	19.4	46.3	213.4	238.3
Adjusted (Non-GAAP) effective income tax rate (a)/(b)	20.6%	24.0%	27.2%	23.4%

[8] Reconciliation of Operating income to Adjusted operating income:

	52 Weeks Ended
	December 25,	December 26,
	2022	2021
Operating Income (GAAP)	203.3	234.3
Expenses not previously allocated by Fortune Brands***	72.4	42.3
[2] Separation costs	15.4	—
[3] Restructuring charges	25.1	4.2
[4] Restructuring-related items	12.7	3.7
[5] Asset impairment charges	46.4	—
Adjusted operating income (Non-GAAP measure)	$375.3	$284.5

***	Our historical consolidated financial statements include expense allocations for certain corporate functions performed on our behalf by Fortune Brands, including information technology, finance, executive, human resources, supply chain, internal audit and legal services. These allocated costs were not included in the MasterBrand segment operating income as historically reported by Fortune Brands. For further information, refer to Note 1, “Background and Basis of Presentation,” of our Annual Report on Form 10-K, which is expected to be filed with the SEC later in March 2023.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 25,	December 26,
(In millions)	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$101.1	$141.4
Accounts receivable, net	289.6	305.3
Inventories	373.1	304.3
Other current assets	66.2	59.0
TOTAL CURRENT ASSETS	830.0	810.0
Property, plant and equipment, net	352.6	338.7
Operating lease right-of-use assets, net	52.3	61.2
Goodwill	924.2	926.2
Other intangible assets, net	349.8	415.7
Related party receivable	—	419.7
Other assets	20.5	33.4
TOTAL ASSETS	$2,529.4	$3,004.9
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	219.2	203.9
Current portion of long-term debt	17.5	—
Current operating lease liabilities	13.9	13.2
Other current liabilities	160.5	147.0
TOTAL CURRENT LIABILITIES	411.1	364.1
Long-term debt	961.5	—
Deferred income taxes	87.3	88.9
Pension and other postretirement plan liabilities	12.2	9.8
Operating lease liabilities	40.7	50.0
Related party payable	—	9.1
Other non-current liabilities	7.4	29.2
TOTAL LIABILITIES	1,520.2	551.1

Stockholders' equity	1,009.2	2,453.8
TOTAL EQUITY	1,009.2	2,453.8
TOTAL LIABILITIES AND EQUITY	$2,529.4	$3,004.9

Reconciliation of Net Debt
Current portion of long-term debt	$17.5
Long-term debt	961.5
LESS: Cash and cash equivalents	(101.1)
Net Debt	$877.9
Adjusted EBITDA (52 Weeks)	$411.4
Net Debt to Adjusted EBITDA	2.1x

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	52 Weeks Ended
	December 25,	December 26,
(In millions)	2022	2021
OPERATING ACTIVITIES
Net income	$155.4	$182.6
Non-cash expense (income):
Depreciation	47.3	44.4
Amortization of intangibles	17.2	17.8
Restructuring charges, net of cash payments	13.0	(0.4)
Stock-based compensation	10.9	9.3
Asset impairment charges	46.4	—
Deferred taxes	2.3	(7.7)
Changes in operating assets and liabilities:
Accounts receivable	13.5	(72.2)
Inventories	(70.1)	(58.5)
Other current assets	(5.3)	(1.7)
Accounts payable	18.3	44.7
Accrued expenses and other current liabilities	1.8	3.0
Other items	(15.1)	(13.1)
NET CASH PROVIDED BY OPERATING ACTIVITIES	235.6	148.2
INVESTING ACTIVITIES
Capital expenditures	(55.9)	(51.6)
Proceeds from the disposition of assets	—	0.1
NET CASH USED IN INVESTING ACTIVITIES	(55.9)	(51.5)
FINANCING ACTIVITIES
Issuance of long-term and short-term debt	985.0	—
Net cash activity with Fortune Brands	(249.6)	(109.2)
Dividend to Fortune Brands	(940.0)	—
Payment of financing fees	(10.1)	—
Payments of employee taxes withheld from share-based awards	(0.1)	—
Shares of common stock returned for taxes	0.2	—
Repayment of finance lease facilities	(0.7)	(0.5)
NET CASH USED IN FINANCING ACTIVITIES	(215.3)	(109.7)
Effect of foreign exchange rate changes on cash	(4.7)	0.1
NET DECREASE IN CASH AND CASH EQUIVALENTS	$(40.3)	$(12.9)
Cash and cash equivalents at beginning of year	$141.4	$154.3
Cash and cash equivalents at end of year	$101.1	$141.4

Reconciliation of Free Cash Flow
Net cash provided by operating activities	$235.6	$148.2
Less: Capital expenditures	(55.9)	(51.6)
Free cash flow	$179.7	$96.6